Exhibit 10.33

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (the “Agreement”) is made as of February 15th, 2006, between SYMANTEC CORPORATION, a Delaware corporation (“Symantec”) and PORTAL SOFTWARE, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Symantec is currently under contract to acquire that certain real property located in the City of Cupertino, County of Santa Clara, State of California, commonly known as 10200 South De Anza Boulevard and 10201 Torre Avenue, Cupertino, California, from Cupertino Property, L.P. (“Landlord”).

B. Tenant and TST Cupertino, L.L.C., Landlord’s predecessor in interest, entered into a lease dated June 25, 1999 (the “De Anza Lease”), pursuant to which Landlord leased to Tenant office space on the first (1st), second (2nd), third (3rd) and fourth (4th) floors (the “De Anza Premises”) of the building located at 10200 South De Anza Boulevard, in the City of Cupertino, County of Santa Clara, State of California (the “De Anza Building”).

C. Tenant and TST Torre, L.L.C., Landlord’s predecessor in interest, entered into a lease dated September 28, 1999 (the “Torre Lease”, and together with the De Anza Lease, sometimes referred to herein as the “Leases”), pursuant to which Landlord leased to Tenant office space on the first (1st), second (2nd) and third (3rd) floors (the “Torre Premises”, and together with the De Anza Premises, sometimes referred to herein as the “Premises”) of the building located at 10201 Torre Avenue, in the City of Cupertino, County of Santa Clara, State of California (the “Torre Building”, and together with the De Anza Building, sometimes referred to herein as the “Buildings”).

D. Tenant has previously sublet a portion of the Torre Building comprising approximately 29,191 rentable square feet (the “Proofpoint Premises”) to Proofpoint, Inc., a Delaware corporation (“Proofpoint”), pursuant to that certain Sublease Agreement dated July 6, 2004 (the “Proofpoint Sublease”). Tenant has previously sublet a portion of the Torre Building comprising approximately 15,861 rentable square feet (the “Certus Premises”) to Certus Software, Inc., a Delaware corporation (“Certus”), pursuant to that certain Sublease Agreement dated September 2, 2004 (the “Certus Sublease”). Tenant has previously sublet a portion of the Torre Building comprising approximately 16,871 rentable square feet (the “Kanisa Premises”) to Kanisa, Inc., a Delaware corporation (“Kanisa”), pursuant to that certain Sublease Agreement dated November 8, 2004 (the “Kanisa Sublease”). The Proofpoint Premises, the Certus Premises and the Kanisa Premises are referred to herein collectively as the “Subleased Premises”. Proofpoint, Certus and Kanisa are referred to herein individually as a “Subtenant”, and collectively as the “Subtenants”. The Proofpoint Sublease, the Certus Sublease and the Kanisa Sublease are referred to herein individually as a “Sublease”, and collectively as the “Subleases”.

E. The initial term of the De Anza Lease is presently scheduled to expire on December 21, 2010, and the initial term of the Torre Lease is presently scheduled to expire on December 31, 2010. Notwithstanding the foregoing, in the event that Symantec acquires the Buildings, Symantec and Tenant desire to terminate the Leases early, and to provide for the payment by Tenant to Symantec of a termination fee in connection therewith, all on the terms and conditions as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other valuable consideration, the sufficiency of which is acknowledged by both parties, Symantec and Tenant agree as follows:

1. Lease Amendment. Upon Symantec’s acquisition of the Buildings, this Agreement shall constitute an amendment to the Leases by and between Tenant and Symantec, as successor in interest to Landlord.

2. Termination of De Anza Lease. If Symantec acquires the Buildings, then the De Anza Lease shall terminate at 12:00 midnight on September 30, 2006 (the “De Anza Termination Date”), and all rights and duties of the parties under the De Anza Lease shall end effective as of that date; provided however that

(a) Tenant’s obligation to comply with all other covenants and agreements under the De Anza Lease shall continue through and including the De Anza Termination Date, including, without limitation, Tenant’s obligation for payment of all amounts payable by Tenant accruing prior to the De Anza Termination Date;

(b) Tenant shall deliver possession of the De Anza Premises to Symantec on or before the De Anza Termination Date vacant and broom-clean, in the condition required by the De Anza Lease; and

(c) If Tenant fails to deliver possession of the De Anza Premises to Symantec by midnight on the De Anza Termination Date, Tenant’s continued possession of the De Anza Premises shall be on the basis of a tenancy at sufferance at the rent specified for such a tenancy in Section 22.2 of the De Anza Lease.

3. Termination of Torre Lease. If Symantec acquires the Buildings, then the Torre Lease shall terminate (i) with respect to that portion of the Torre Building that is not subject to any of the Subleases (the “Unoccupied Premises”), at 12:00 midnight on September 30, 2006 (the “Unoccupied Premises Termination Date”), and all rights and duties of the parties under the Torre Lease with respect to the Unoccupied Premises shall end effective as of that date; (ii) with respect to the Proofpoint Premises, upon the later of (1) Unoccupied Premises Termination Date, and (2) the date upon which Proofpoint vacates the Proofpoint Premises (the “Proofpoint Termination Date”), and all rights and duties of the parties under the Torre Lease with respect to the Proofpoint Premises shall end effective as of that date; (iii) with respect to the Certus Premises, upon the later of (1) Unoccupied Premises Termination Date, and (2) the date upon which Certus vacates the Certus Premises (the “Certus Termination Date”), and all rights and duties of the parties under the Torre Lease with respect to the Certus Premises shall end effective as of that date; and (iv) with respect to the Kanisa Premises, upon the later of (1) Unoccupied Premises Termination Date, and (2) the date upon which Kanisa vacates the Kanisa Premises (the “Kanisa Termination Date”), and all rights and duties of the parties under the Torre Lease with respect to the Kanisa Premises shall end effective as of that date. The last of the Proofpoint

Termination Date, the Certus Termination Date and the Kanisa Termination Date to occur shall be referred to herein as the “Torre Termination Date”. Notwithstanding the foregoing:

(a) Tenant’s obligation to comply with all other covenants and agreements under the Torre Lease with respect to the Unoccupied Premises shall continue through and including the Unoccupied Premises Termination Date, including, without limitation, Tenant’s obligation for payment of all amounts payable by Tenant with respect to the Unoccupied Premises accruing prior to the Unoccupied Premises Termination Date;

(b) Tenant’s obligation to comply with all other covenants and agreements under the Torre Lease with respect to the Proofpoint Premises shall continue through and including the Proofpoint Termination Date, including, without limitation, Tenant’s obligation for payment of all amounts payable by Tenant with respect to the Proofpoint Premises accruing prior to the Proofpoint Termination Date, subject to Section 6 below;

(c) Tenant’s obligation to comply with all other covenants and agreements under the Torre Lease with respect to the Certus Premises shall continue through and including the Certus Termination Date, including, without limitation, Tenant’s obligation for payment of all amounts payable by Tenant with respect to the Certus Premises accruing prior to the Certus Termination Date, subject to Section 6 below;

(d) Tenant’s obligation to comply with all other covenants and agreements under the Torre Lease with respect to the Kanisa Premises shall continue through and including the Kanisa Termination Date, including, without limitation, Tenant’s obligation for payment of all amounts payable by Tenant with respect to the Kanisa Premises accruing prior to the Kanisa Termination Date, subject to Section 6 below;

(e) Tenant shall deliver possession of the Unoccupied Premises to Symantec on or before the Unoccupied Premises Termination Date vacant and broom-clean, in the condition required by the Torre Lease; provided that Tenant may request Symantec’s approval to allow Tenant to leave any portion of the Unoccupied Premises in a condition that does not fully comply with the condition required by the Torre Lease with respect to specific improvements located within the Unoccupied Premises;

(f) Tenant shall deliver possession of the Proofpoint Premises to Symantec on or before the date that is two (2) weeks after the Proofpoint Termination Date vacant and broom-clean, in the condition required by the Torre Lease; provided that Tenant may request Symantec’s approval to allow Tenant to leave any portion of the Proofpoint Premises in a condition that does not fully comply with the condition required by the Torre Lease with respect to specific improvements located within the Proofpoint Premises;

(g) Tenant shall deliver possession of the Certus Premises to Symantec on or before the date that is two (2) weeks after the Certus Termination Date vacant and broom-clean, in the condition required by the Torre Lease; provided that Tenant may request Symantec’s approval to allow Tenant to leave any portion of the Certus Premises in a condition that does not fully comply with the condition required by the Torre Lease with respect to specific improvements located within the Certus Premises;

(h) Tenant shall deliver possession of the Kanisa Premises to Symantec on or before the date that is two (2) weeks after the Kanisa Termination Date vacant and broom-clean, in the condition required by the Torre Lease; provided that Tenant may request Symantec’s approval to allow Tenant to leave any portion of the Kanisa Premises in a condition that does not fully comply with the condition required by the Torre Lease with respect to specific improvements located within the Kanisa Premises;

(i) If Tenant fails to deliver possession of the Unoccupied Premises to Symantec by midnight on the Unoccupied Premises Termination Date, Tenant’s continued possession of the Unoccupied Premises shall be on the basis of a tenancy at sufferance at the rent specified for such a tenancy in Section 22.2 of the Torre Lease;

(j) If Tenant fails to deliver possession of the Proofpoint Premises to Symantec within two weeks after midnight on the Proofpoint Termination Date, Tenant’s continued possession of the Proofpoint Premises shall be on the basis of a tenancy at sufferance at the rent specified for such a tenancy in Section 22.2 of the Torre Lease;

(k) If Tenant fails to deliver possession of the Certus Premises to Symantec within two weeks after midnight on the Certus Termination Date, Tenant’s continued possession of the Certus Premises shall be on the basis of a tenancy at sufferance at the rent specified for such a tenancy in Section 22.2 of the Torre Lease; and

(l) If Tenant fails to deliver possession of the Kanisa Premises to Symantec within two weeks after midnight on the Kanisa Termination Date, Tenant’s continued possession of the Kanisa Premises shall be on the basis of a tenancy at sufferance at the rent specified for such a tenancy in Section 22.2 of the Torre Lease.

4. Abatement of Rent with Regard to Torre Lease. The Fixed Rent and Additional Rent due under the Torre Lease shall abate in proportion to the square footage of the Torre Premises terminated in compliance with the provisions of Section 2 above.

5. Termination Fee. If Symantec acquires the Buildings, then, as consideration for Symantec’s early termination of the Leases, Tenant shall pay to Symantec a termination fee equal to Five Million Dollars ($5,000,000) (the “Termination Fee”) on or before the De Anza Termination Date; provided that Symantec shall apply the Letters of Credit under the Leases in partial satisfaction of the Termination Fee, and Paragraph 33 of each of the Leases is hereby amended such that Symantec shall be required and permitted to draw upon the One Million Nine Hundred Twelve Thousand Five Hundred Dollar ($1,912,500) Letter of Credit under the De Anza Lease in its entirety, and to draw upon the Three Million Dollar ($3,000,000) Letter of Credit under the Torre Lease (the ‘Torre Letter of Credit”) up to the amount of Two Million Dollars ($2,000,000). After Symantec has drawn down the Torre Letter of Credit pursuant to the foregoing, Tenant shall be permitted to replace the Torre Letter of Credit with a letter of credit satisfying the provisions of Paragraph 33 of the Lease in the amount of One Million Dollars ($1,000,000). Upon termination of the Torre Lease with respect to the last of the Subleased Premises, the Torre Letter of Credit shall be returned to Tenant pursuant to the provisions of the Lease. Section 33.5 of each of the Leases is hereby deleted in its entirety.

6. Reduction of Rent for the Subleased Premises. The Proofpoint Sublease contains a right of renewal in Section 1.c. and a right of first refusal to expand in Section 15 (the “Proofpoint Rights”). The Certus Sublease contains a right of renewal in Section 1.b. (the “Certus Rights”). The Kanisa Sublease contains a right of renewal in Section 1.b. and a right of first offer to expand in Section 14.m. (the “Kanisa Rights”, and collectively with the Proofpoint Rights and the Certus Rights, referred to herein as the “Subtenant Rights”). In the event that Tenant is able to obtain a written relinquishment of the applicable Subtenant Rights (the “Relinquishment Notice”) from any or all of the Subtenants, then upon the later of (i) the Unoccupied Premises Termination Date, and (ii) delivery of such Relinquishment Notice to Symantec, the Fixed Rent and the Additional Rent payable by Tenant as set forth in the Torre Lease (the ‘Torre Rent Amounts”) with respect to the applicable portion of the Subleased Premises shall be reduced to the amount of Fixed Rent and the Additional Rent payable by the applicable Subtenant as set forth in the applicable Sublease (the “Sublease Rent Amounts”). In the event that a Subtenant who has previously delivered a Relinquishment Notice fails to vacate its Subleased Premises within two (2) weeks after the expiration of its Sublease, the Sublease Rent Amounts payable by Tenant with respect to the applicable portion of the Subleased Premises shall thereupon be increased back to the Torre Rent Amounts with respect to said portion of the Subleased Premises, which increase shall be retroactive to either the Unoccupied Premises Termination Date, or the date upon which the Relinquishment Notice for such Subtenant was delivered to Symantec, as applicable.

7. Remedies. If Tenant fails to deliver possession of the De Anza Premises or the Torre Premises (or any portion thereof) to Symantec on or before the De Anza Termination Date or the applicable Torre Termination Date, as applicable, or fails to pay the termination fee referred to herein, Symantec may exercise one or more of the following remedies:

(a) sue Tenant for specific performance of the terms of this Agreement,

(b) initiate an unlawful detainer action against Tenant to obtain possession of the Premises and payment of all rent and other charges due and damages incurred by Symantec,

(c) recover damages from Tenant in the same manner as provided for in the Leases in the event of a termination of the applicable Lease upon a default by Tenant under the applicable Lease; provided that, if Symantec exercises this remedy, then (A) any and all sums received by Symantec from Tenant as the Termination Fee under Section 5 above shall be credited to any sums due Symantec by Tenant as damages, and (B) in no event shall the sum due Symantec as damages be less than the termination fee provided for in this Agreement, or

(d) pursue any other available remedies at law or in equity.

8. Symantec Access. In the event that Symantec acquires the Buildings, then from and after the date of such acquisition, Symantec shall have full access to (i) any space in the Buildings not currently occupied by Tenant or a Subtenant (which the parties hereto agree consists of approximately one half (1/2) of each of the second (2nd) and third (3rd) floors of the Torre Building, all of the third (3rd) floor of the DeAnza Building, and all of the office space and conference rooms located on the first (1st) floor of the DeAnza Building), and (ii) any space currently occupied by Tenant or any Subtenants which becomes unoccupied in the future, in order to allow Symantec access solely for the purpose of planning, designing and constructing interior improvements in such space. Tenant hereby agrees that Symantec’s access to the unoccupied space for the purpose of planning, designing and constructing interior improvements in such space shall in no way affect Tenant’s obligation to pay Rent for such space in compliance with this Agreement; provided, however, that Symantec’s access and use of the unoccupied space does not unreasonably interfere with Tenant’s or Subtenant’s use of space that remains occupied.

9. No Renewal Rights. Article 34 of each of the Leases is hereby deleted.

10. Notices. Upon Symantec’s acquisition of the Buildings, Article 27 of each of the Leases shall be amended such that:

(a) Notices by facsimile shall be permitted, provided that any notice delivered by facsimile shall be deemed sufficiently given or rendered when sent, provided that confirmation of effective transmission is received and provided further that a hard copy is sent the same day by delivery by hand, delivery by registered or certified mail (return receipt requested) or by a nationally recognized overnight delivery service making receipted deliveries.

(b) Notices by facsimile to Tenant shall be sent to the following facsimile number: (408) 572-3418.

(c) Notices to Symantec, as landlord, shall be sent to the following address:

Symantec Corporation

Attn: Real Estate Department

350 Ellis Street

Mountain View, CA 94043

Fax No.: (650) 527-4393

With a copy to:

Symantec Corporation

Attn: Legal Department / RE matters

20330 Stevens Creek Blvd.

Cupertino, CA 95014

Fax No.: (408) 517-8121

11. Closing Notices. Symantec agrees that it shall provide written notice to Tenant (i) within one (1) business day after Symantec has waived its due diligence contingencies under the contract pursuant to which Symantec is acquiring the Buildings, which notice shall include the date upon which Symantec anticipates closing the acquisition of the Buildings, and (ii) within one (1) business day after Symantec has closed the acquisition of the Buildings.

12. Termination of this Agreement. In the event that Symantec does not acquire the Buildings on or before March 31, 2006, this Agreement shall be null and void, and of no force and effect.

13. Mutual Releases. In consideration of Symantec releasing Tenant from its obligation to pay the balance of the rentals due under the Leases subsequent to the De Anza Termination Date or the applicable Torre Termination Date, as applicable, and executing this Agreement, and in consideration of Tenant’s agreement to pay the Termination Fee described in Section 5 above, and the representations and other agreements herein contained, Symantec and Tenant hereby release and forever discharge each other, and their respective partners, members, officers, directors, agents, trustees, beneficiaries, and employees, of and from any and all claims, acts, damages, demands, rights of action and causes of action which each party ever had, now has, or in the future may have, against the other, arising from or in any way connected with the Leases, or Symantec’s or Landlord’s management or operation of the Buildings, except for those obligations and liabilities contained herein or reinstated pursuant to the provisions hereof, including, without limitation, the failure of either party to perform its obligations pursuant to this Agreement. This release is intended as a full settlement and compromise of each, every and all claims of every kind and nature relating to the Leases, the management of the Buildings and the occupancy and/or use of the Premises. Symantec and Tenant acknowledge that they are familiar with Section 1542 of the Civil Code of the State of California which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Symantec and Tenant expressly waive any and all rights which they may have under Section 1542 of the Civil Code of the State of California or the benefit they have or might have under any similar provision of the statutory or non-statutory law of any jurisdiction pertaining to the Leases (or such similar statutes).

Symantec’s Initials:	/s/ SCM	Tenant’s Initials:	/s/ LB

Symantec and Tenant understand and agree that by execution of this Agreement, each party and its partners, officers, directors, agents, trustees, beneficiaries, and employees do not admit any liability of any nature whatsoever. This Agreement is made entirely as a compromise and for the purpose of terminating the Leases and settling and extinguishing the respective claims, acts, damages, demands, rights of action or causes of action of the parties hereto.

14. Representations. Each party represents to the other that it has full power and authority to execute this Agreement. Each party represents to the other that it has not made any assignment, sublease (with the exception of the Subleases), transfer, conveyance or other disposition of the Leases or any interest in the Leases or the Premises, and has no knowledge of any existing or threatened claim, demand, obligation, liability, action or cause of action arising from or in any manner connected with the Leases or the Premises by any other party. Tenant represents that Tenant has not, at any time, done or suffered, and will not do or suffer, any act or thing whereby the Premises or any part thereof are or may be in any way charged, affected or covered by any lien or claim, and shall indemnify and hold Symantec harmless from all liability, expenses, damages or costs arising from same, including without limitation attorneys’ fees.

15. Whole Agreement. The mutual obligations of the parties as provided herein are the sole consideration for this Agreement, and no representations, promises or inducements have been made by the parties other than as appear in this Agreement. This Agreement may not be amended except in writing signed by both parties.

16. Miscellaneous. Warranties, representations, agreements, and obligations contained in this Agreement shall survive the execution and delivery of this Agreement and shall survive any and all performances in accordance with this Agreement. This Agreement may be executed in any number of counterparts which together shall constitute the Agreement. If any party obtains a judgment against any other party by reason of breach of this Agreement, reasonable attorneys’ fees as fixed by the court shall be included in such judgment. This Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the heirs, successors and assigns of the parties. This Agreement shall be construed and enforced in accordance with the laws of the state in which the Buildings are located.

IN WITNESS WHEREOF, Symantec and Tenant have executed this Agreement as of the date and year first above written.

SYMANTEC:		TENANT:

SYMANTEC CORPORATION,		PORTAL SOFTWARE, INC.,
a Delaware corporation		a Delaware corporation

By:	/s/ S. C. Markowski	By:	/s/ Larry Bercovich
Name:	Stephen Markowski	Name:	Larry Bercovich
Title:	Acting Interim CFO	Title:	General Counsel